EXHIBIT 99.1
IMMEDIATE RELEASE

Sharps Compliance Adds Susan Vogt to Board of Directors
HOUSTON, Texas, September 30, 2019 - Sharps Compliance Corp. (NASDAQ: SMED) (“Sharps” or the “Company”), a leading full-service national provider of comprehensive waste management solutions including medical, pharmaceutical and hazardous, today announced the appointment of Susan Vogt to its Board of Directors. Ms. Vogt replaces F. Gardner Parker who has resigned his board membership.
Ms. Vogt has over 35 years of experience in the global life science, pharmaceutical, biotech and clinical diagnostics markets in corporate leadership roles as well as serving on the board of directors for several public and private companies in the industry. She currently serves as an independent director and member of the audit committee for Anika Therapeutics (NASDAQ: ANIK) and previously served as a non-executive director and chair of the audit committee for UK-based Tap Biosystems and as a non-executive director and member of the remuneration and nomination committees for Andor Technology, PLC (LSE: AND). Additionally, she has served as an independent director and member of the audit committee for Justrite Manufacturing.
Ms. Vogt’s corporate leadership experience includes serving as CEO and Director of Aushon Biosystems, Inc., a biosciences company which was acquired by Quanterix Corporation (NASDAQ: QTRX) in January 2018. Prior to that, Ms. Vogt served as President, CEO and Director of Seracare Life Sciences, Inc. (NASDAQ: SRLS). Ms. Vogt began her career at Millipore Corporation, a multinational bioscience company. During her twenty-four years at Millipore, she held positions of increasing responsibility, culminating in the role of President of the Bio Pharmaceutical Division, a $520 million division with more than 1,600 employees across 23 countries, serving customers in the biotech, pharmaceutical and beverage manufacturing industries.
Sharon Gabrielson, Chairman of Sharps’ Board of Directors, commented, “We are very pleased to announce Susan’s addition to our Board. She brings extensive knowledge of the healthcare marketplace as well as relevant public company experience through both her executive leadership roles and previous board memberships. As we bring our unique solutions to a broader base of customers across the country, we believe Susan’s experience and perspective will provide valuable contributions to Sharps. As we welcome Susan, we would also like to thank F. Gardner Parker for his many years of valuable service as a Sharps Compliance board member.”
Susan Vogt commented, “This is an exciting time for Sharps Compliance as the Company focuses on growing its market position as a comprehensive provider of medical waste solutions for small to medium quantity generators and also increasing its role as the leading provider of solutions for the disposal of unused, patient-dispensed medications. With its diverse solution offerings, Sharps has made excellent progress winning market share as demonstrated by its recently reported solid fourth quarter revenue growth across its three core solutions, route-based, mailback and unused medications as well as achieving record billing across all market segments. I look forward to working with the management team to further the Company’s leadership position in the markets Sharps serves.”
David P. Tusa, the Company’s Chief Executive Officer and President added, “The senior management team welcomes Susan, whose background and experience are an excellent fit as we focus on increasing our market penetration in two growing markets, the $1 billion medical waste market and the $1 billion unused medication disposal market. We believe fiscal year 2020 should benefit from growth across all of our solution offerings and markets, due not only to our successful transformation to a comprehensive solutions provider but also due to our unwavering focus on customer service, reasonable contract terms and fair pricing to underserved markets. We look forward to Susan’s contributions and believe her broad experience across a variety of segments of the healthcare industry, will prove to be extremely valuable as we raise market awareness around our diverse capabilities and solution offerings.”

About Sharps Compliance Corp.
Headquartered in Houston, Texas, Sharps Compliance is a leading full-service national provider of comprehensive waste management services including medical, pharmaceutical and hazardous. Its key markets include healthcare facilities, pharmaceutical manufacturers, home healthcare providers, assisted living / long-term care, surgery centers, retail pharmacies and clinics, and the professional market which is comprised of physicians, dentists and veterinary practices. The Company's flagship product, the Sharps Recovery System, is a comprehensive solution for the containment, transportation, treatment and tracking of medical waste and other used healthcare materials. The Company offers its route-based pick-up service in a twenty-four (24) state region of the South, Southeast and Northeast portions of the United States. Sharps also provides two simple solutions for safe and easy disposal of unused medications: MedSafe collection receptacles and TakeAway Recovery System Envelopes.
More information on the Company and its products can be found on its website at: www.sharpsinc.com
Safe harbor statement
The information made available in this news release contains certain forward-looking statements which reflect Sharps Compliance Corp.’s current view of future events and financial performance. Wherever used, the words “estimate,” “expect,” “plan,” “anticipate,” “believe,” “may” and similar expressions identify forward-looking statements. Any such forward-looking statements are subject to risks and uncertainties and the Company’s future results of operations could differ materially from historical results or current expectations. Some of these risks include, without limitation, the Company’s ability to educate its customers, development of public awareness programs to educate the identified consumer, customer preferences, the Company’s ability to scale the business and manage its growth, the degree of success the Company has at gaining more large customer contracts, managing regulatory compliance and/or other factors that may be described in the Company’s annual report on Form 10-K, quarterly reports on Form 10-Q and/or other filings with the Securities and Exchange Commission. Future economic and industry trends that could potentially impact revenue and profitability are difficult to predict. The Company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results, express or implied therein, will not be realized.

For more information contact:

Diana P. Diaz Sharps Compliance Corp. Vice President and Chief Financial Officer Phone: (713) 660-3547 Email: ddiaz@sharpsinc.com	John Nesbett/Jennifer Belodeau IMS Investor Relations Phone: (203) 972-9200 Email: jnesbett@institutionalms.com